Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Rocket Lab Corporation

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	Other	2,277,002	$79.0415	$179,977,653.58	0.0001381	$24,855.00

Total Offering Amounts:							$179,977,653.58		24,855.00
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$24,855.00

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Offering Note(s)

(1)	Includes an indeterminate number of additional shares of common stock, par value $0.0001 per share (the “Common Stock”) of Rocket Lab Corporation (the “Registrant”) that, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), may be issued to prevent dilution from stock splits, stock dividends or similar transactions.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Common Stock on The Nasdaq Capital Market on May 4, 2026.

The registration fee of $24,855 is calculated in accordance with Rule 457(r) of the Securities Act. Represents deferred payment of the registration fees in connection with the Registrant’s Registration Statement on Form S-3ASR (File No. 333-285707) filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2025, as amended by the Post-Effective Amendment No. 1 filed with the SEC on May 27, 2025.